June 18, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read paragraph two and items (1) and (2) of paragraph three of Item 4 included in the Form 8-K dated June 12, 2002, of Swift Energy Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


cc: Alton D. Heckaman, Jr., Swift Energy Company